Exhibit 14

GREENWAY
PARTNERS


                                 March 12, 1999


By Fax and Hand Delivery
------------------------

Venator Group, Inc.
233 Broadway
New York, New York 10279

Attention:  Secretary

Ladies and Gentlemen:

      I am writing on behalf of Greenway Partners, L.P., Alfred D. Kingsley, Gary K. Duberstein and certain of their affiliates (collectively, the "Proponents"). The Proponents hereby notify the Venator Group, Inc. (the "Company") that they intend to present certain proposals for the approval of the Company's shareholders at the Company's 1999 Annual Meeting of Shareholders (the "1999 Annual Meeting").

      The Proponents intend to present in substantially the forms annexed hereto as Exhibit A (i) a proposal concerning a change in the Company's name (the "Woolworth Proposal") and (ii) a proposal concerning the termination of Company's Rights Agreement (the "Poison Pill Proposal"). The Woolworth Proposal and the Poison Pill Proposal are referred to collectively as the "Proposals".

      The Proponents intend to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's voting shares required under applicable law to carry the Proposals. This letter constitutes notice of the Proposals pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended.

      Please call the undersigned at (212) 350-5100 if you have any questions.


                                             Very truly yours,

                                             GREENWAY PARTNERS, L.P.

                                             By: Greenhouse Partners, L.P.
                                                 General Partner

                                             By: /s/ Gary K. Duberstein
                                                 ------------------------------
                                                 Gary K. Duberstein
                                                 General Partner

cc:  Roger N. Farah

Greenway Parnters, L.P. 277 Park Avenue, New York, NY 10172
Tel. (212) 350-5100  Fax (212) 350-5253



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                                    Exhibit A
                                    ---------


            RESOLVED, that it is hereby recommended that the Company change its name from Venator Group, Inc. back to Woolworth Corporation.

            RESOLVED, that it is hereby recommended that the Board of Directors redeem the rights distributed under the Rights Agreement dated as of March 11, 1998, terminate such Rights Agreement, and that any new Rights Agreement shall not be adopted unless approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company.